EXHIBIT 99.4

General Binding Corporation
One GBC Plaza
Northbrook, Illinois 60062
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [          •          ], 2005
To the Stockholders of General Binding Corporation:
      A special meeting of stockholders of General Binding Corporation will be held on [        •        ], 2005 at [        •        ], at [        •        ], local time. The special meeting is being held for the following purposes:

(1)	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 15, 2005, by and among Fortune Brands, Inc., ACCO World Corporation, Gemini Acquisition Sub, Inc. and General Binding Corporation, and approve the merger provided for by the merger agreement, pursuant to which (i) Gemini Acquisition Sub, Inc., a wholly-owned subsidiary of ACCO World Corporation, will merge with and into General Binding Corporation, after which General Binding Corporation will become a wholly-owned subsidiary of ACCO World Corporation (which will have been renamed ACCO Brands Corporation) and (ii) each outstanding share of GBC common stock and Class B common stock will be converted into the right to receive one share of ACCO Brands common stock.

(2)	To transact any and all other business that may properly come before the special meeting or any adjourned session of the special meeting.
      Only stockholders who owned shares of GBC common stock or Class B common stock at the close of business on [        •        ], 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it. A stockholders’ list will be available for inspection by any stockholder entitled to vote at the special meeting during ordinary business hours at GBC’s principal offices for ten days prior to the special meeting as well as at the location of the special meeting for the entire time of the special meeting.
      The merger agreement and the merger, along with the other transactions which would be effected in connection with the merger, are described more fully in the attached proxy statement/ prospectus-information statement, and we urge you to read it carefully. GBC stockholders have no dissenters’ rights under Delaware law in connection with the merger.
      THE GENERAL BINDING CORPORATION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GBC STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.
      To ensure that your shares of GBC common stock or Class B common stock are represented at the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the envelope provided. Any executed but unmarked proxy cards will be voted FOR adoption of the merger agreement and approval of the merger. GBC stockholders may revoke their proxy in the manner described in the accompanying proxy statement/ prospectus-information statement before it has been voted at the special meeting.

By Order of the Board of Directors,

Steven Rubin
Vice President, Secretary and General Counsel
Northbrook, Illinois
[        •        ], 2005
     YOUR VOTE IS VERY IMPORTANT
     THE MERGER CANNOT PROCEED UNLESS THE MERGER AGREEMENT AND THE MERGER ARE ADOPTED AND APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTING POWER OF THE OUTSTANDING SHARES OF GBC COMMON STOCK AND CLASS B COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING VOTING TOGETHER AS A SINGLE CLASS. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.